Exhibit 99.7

Execution Version

Dated 8 December 2015

WELL EASE LIMITED

(as Lender)

and

SPLENDID DAYS LIMITED

(as Borrower)

LOAN AGREEMENT

THIS LOAN AGREEMENT is made on 8 December 2015

BETWEEN:

(1)                                         WELL EASE LIMITED, a company incorporated under the laws of the British Virgin Islands with registration number 1644964 whose registered office is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Lender”); and

(2)                                         SPLENDID DAYS LIMITED, a company with limited liability incorporated under the laws of the British Virgin Islands with registration number 1811012 whose registered office is Sea Meadow House, Blackburne Highway, P.O. Box 116, Road Town, Tortola, British Virgin Islands (“Borrower”); and

WHEREAS:

The Lender is willing to make available to the Borrower a loan in the principal amount of US$20,000,000.00 (UNITED STATES DOLLAR TWENTY MILLION ONLY) subject to and on the terms and conditions specified in this Agreement.

IT IS HEREBY AGREED AS FOLLOWS:-

1.                                              DEFINITIONS AND INTERPRETATION

1.1                                       In this Agreement, unless the context requires otherwise:-

“Availability Period”	means the period commencing from the date of this Agreement and ending on the date on which the Loan is fully drawn or cancelled.

“Banking Day”

means a day (other than a Saturday and any day on which either a typhoon signal number 8 or above is hoisted or a black rainstorm warning has been issued, in either case, before noon and remains hoisted at noon that day) on which licensed banks in Hong Kong are open for business in Hong Kong.

“Drawdown Date”	means the date of the advance of the Loan pursuant to Clause 4.1.

“Drawdown Notice”	means a notice substantially in the form set out in the Schedule.

“Event of Default”	means any one of the events or circumstances specified in Clause 9.1.

“Final Maturity Date”	means the date which falls on the third anniversary of the Drawdown Date, unless extended with the consent of the Lender in writing and in accordance with Clause 5.1.

“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Interest Rate”	means 12% per annum, to be calculated on the basis of the actual number of days elapsed during the relevant period and a 360-day year.

“Loan”

means the US$20,000,000 (UNITED STATES DOLLARS TWENTY MILLION ONLY) term loan to be advanced by the Lender to the Borrower pursuant to the terms of this Agreement as the same may from time to time be reduced by repayment(s) or prepayment(s) under this Agreement.

“US Dollar(s)” and “US$”	means United States dollar(s), the lawful currency of the United States of America at any relevant time.

1.2                                       In this Agreement, unless the context requires otherwise, any reference to:-

“this Agreement” or any other agreement, contract or document referred to herein is a reference to this Agreement or that other agreement, contract or document as amended, supplemented or novated from time to time and includes a reference to any document which amends, waives, is supplemental to, novates or is entered into, made or given pursuant to or in accordance with any of the terms of this Agreement or any such other agreement, contract or document;

the “assets” of a person includes all or any part of its business, undertaking, property, assets, revenues (including any right to receive the same) and uncalled capital;

a “day”, “month” or “year” shall be construed by reference to the Gregorian calendar;

“encumbrance” shall be construed as a reference to a mortgage, charge, pledge, lien, hypothecation, security interest, encumbrance or other security arrangement or interest or third party right of any kind;

a “person” includes any individual, judicial person, company, body corporate or unincorporated, partnership, firm, joint venture or trust or any federation, state or subdivision thereof or any government or agent of any of the above;

“time” of a day refers to Hong Kong time unless otherwise specified.

1.3                                       In this Agreement, unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing a gender include any gender; unless stated otherwise, references to Clauses and Schedules are to clauses of, and schedules to this Agreement.  References to any statute or ordinance shall be deemed to be references to that statute or ordinance as from time to time amended, re-enacted or substituted.  Clause headings are inserted for convenience only and shall be ignored in construing this Agreement.

1.4                                       The expression “Borrower” and “Lender” shall where the context permits include their respective successors and permitted assigns and any persons deriving title under them.

2.                                              COVENANT FOR REPAYMENT

In consideration of the Lender agreeing to advance the Loan to the Borrower on the terms set out in this Agreement, the Borrower undertakes to repay and/or pay the Loan and interest accrued in the manner and at the times provided for in this Agreement.

3.                                              CONDITIONS PRECEDENT

The Lender shall not be obliged to advance the Loan to the Borrower unless it shall have received from the Borrower and found satisfactory all the following:-

(a)                                         certified extracts of the resolutions of the board of directors of the Borrower approving this Agreement and authorizing the execution thereof; and

(b)                                         all other documents required to be executed and/or delivered under the terms of this Agreement.

4.                                              DRAWDOWN

4.1                                       The Borrower may request that the Loan be advanced in one lump sum on any Banking Day within the Availability Period provided that:

(a)                                         the Lender shall have received and found satisfactory all the documents required under Clause 3 at the time the Drawdown Notice is given or at such other time as the Lender may agree in writing;

(b)                                         the Lender shall have received from the Borrower, not later than 11:00 am on the proposed Drawdown Date, a Drawdown Notice duly completed and signed by the Borrower;

(c)                                          there shall have occurred no Event of Default or Potential Event of Default;

(d)                                         each of the representations and warranties contained in Clause 8 and given by the Borrower being true, accurate and not misleading in all material respects on the Drawdown Date with reference to the facts and circumstances then subsisting.

4.3                                       Any Drawdown Notice given by the Borrower under this Agreement shall be irrevocable.

4.4                                       Any undrawn balance of the Loan after the Availability Period shall be automatically cancelled.

5.                                              INTEREST

Interest shall be accrued on the outstanding amount of the Loan from time to time at the Interest Rate per annum and shall be paid in cash to the Lender on or before the Final Maturity Date. The Borrower may prior to the Final Maturity Date request the Lender to extend the Loan for another six months under the same terms and conditions under this Agreement.

6.                                              REPAYMENT AND PREPAYMENT

6.1                                       The Borrower shall repay the Loan in full on the Final Maturity Date, together with all accrued interest and all other monies and Indebtedness outstanding in connection with this Agreement. The Loan shall fall due automatically on the Final Maturity Date even without demand from the Lender.

6.2                                       The Borrower may prepay the Loan before the Final Maturity Date, provided that:-

(a)                                         the Borrower shall have given to the Lender not less than fourteen (14) days’ prior written notice specifying the date of prepayment and the principal amount of the Loan to be prepaid, which shall be not less than US$1,000,000; and

(b)                                         all accrued interest up to and including the date of prepayment on the principal amount of the Loan to be prepaid and other sums due and payable under this Agreement shall also be paid at the time of prepayment.

6.3                                       Any notice of prepayment given by the Borrower under this Agreement shall be irrevocable. Any failure on the Borrower’s part to prepay in accordance with its notice of prepayment shall constitute an Event of Default under Clause 10.1.

6.4                                       No amount prepaid can be re-borrowed.

7.                                              PAYMENT PROVISIONS

7.1                                       All payments by the Borrower under this Agreement shall be made to the Lender on the relevant due date in immediately available funds in such manner as the Lender may from time to time prescribe.

7.2                                       If any amount received by the Lender from the Borrower is less than the full amount due, the Lender shall have the right to allocate the amount received towards the principal of and/or interest on the Loan and/or other sums owing hereunder as it considers appropriate, without prejudice to any other rights and remedies available to it under this Agreement.

7.3                                       If any sum, other than interest payments, would otherwise become due for payment on a Banking Day, that sum shall become due on the immediately following Banking Day.

8.                                              REPRESENTATIONS AND WARRANTIES

8.1                                       The Borrower and the Lender each represents and warrants to and for the benefit of the other that:-

(a)                                         it is a limited company duly established and validly existing under the laws of the jurisdiction of its incorporation, is a separate legal entity with perpetual corporate existence, capable of suing and being sued in its own name and has the power and authority to own its assets and carry on its business as it is now being conducted or proposed to be conducted;

(b)                                         it has the power, authority and legal right to enter into and engage in the transactions contemplated in this Agreement and obtained all necessary corporate and other action and consents to authorize the execution and performance of this Agreement;

(c)                                          this Agreement constitutes its legal, valid and binding obligations and is enforceable in accordance with the terms of this Agreement; and

(d)                                         the entry into and/or performance by it of this Agreement do not and will not contravene, conflict with or otherwise violate: (i) any law to which it is subject or (ii) any of the documents constituting it or (iii) any agreement to which it or any of its subsidiaries is a party or which is binding on any of them or any their respective assets, and do not and will not result in the creation of, or oblige it to create, any encumbrance over any of their respective assets pursuant to the provisions of any such document or agreement.

9.                                              EVENTS OF DEFAULT

9.1                                       Each of the following events shall be an Event of Default:-

(a)                                         the Borrower fails to pay any sum payable under this Agreement when due or otherwise in accordance with the provisions hereof or thereof;

(b)                                         the Borrower fails to duly and punctually perform or observe any of its obligations, undertakings or covenants under this Agreement other than an obligation of the type referred to (a) above and, in the case of a failure which in the opinion of the Lender is capable of being remedied, the Lender determines that such failure has not been remedied to its satisfaction within 14 days (or such longer period as the Lender may approve in writing) after the date of the written notice to the Borrower from the Lender requiring the Borrower to remedy the same;

(c)                                          any representation, warranty or statement which is made or deemed to be made by the Borrower under or pursuant to any of the Agreement or any document delivered thereunder is or proves to be untrue, inaccurate or misleading in any material respects;

(d)                                         a creditor takes possession or any action is taken for or with a view to the appointment of (or there is otherwise appointed) a receiver, administrator, trustee, custodian or similar officer in the relation to the Borrower or all or any part of its assets;

(e)                                          a distress, attachment, execution or other process is levied or enforced against all or any part of the assets or business of the Borrower and is not discharged, withdrawn or discontinued within 30 days;

(f)                                           a petition is presented or an order is made or a resolution is passed or any other action is taken for the liquidation, winding-up, dissolution or re-organization of the Borrower and the same is not discharged, withdrawn or discontinued within 30 days;

(g)                                          all or a material part of the business or assets of the Borrower is seized, expropriated, nationalized or resumed or is subject to compulsory acquisition (whether subject to compensation or not);

(h)                                         any event which has an effect equivalent or similar to any of the events described in any of the above paragraphs occurs, mutatis mutandis, in relation to any of the Borrower’s subsidiaries; or

(i)                                             the whole or any part of any of this Agreement is rescinded, repudiated, annulled, terminated, cancelled or otherwise ceases for any reason (including compulsion of law) to be in full force and effect, or it becomes impossible or unlawful for the Borrower to perform any of its obligations thereunder, or for  the Lender to exercise any of its rights, powers and remedies under or by virtue of any of this Agreement; or

9.2                                       At any time after the occurrence of an Event of Default and whether or not such Event of Default is continuing, the Lender may by notice to the Borrower declare:-

(a)                                         the availability of the Loan to be cancelled, whereupon it shall be cancelled; and/or

(b)                                         the whole of the Loan, together with all interest accrued thereon, to be immediately due and payable, whereupon it shall become so due and payable without further demand, notice or other legal formality or any kind.

10.                                       ASSIGNMENT

Each party to this Agreement may not assign or transfer any of its rights, benefits, obligations or liabilities hereunder without the prior written consent of the other party.

11.                                       AMENDMENT, CONSENT AND WAIVER

Any amendment or waiver of any provision of this Agreement and any waiver of any default under any provision of this Agreement shall only be effective if made in writing and signed by the parties.

12.                                       NOTICE

12.1                                Each notice, demand or other communication to be given or made hereunder shall, except as otherwise provided herein, be given or made in writing and delivered or sent by personal delivery or by mail, postage prepaid to the relevant party at its address set out below (or such other address as the addressee has by three days’ prior written notice specified to the other party):-

To the Lender:	WELL EASE LIMITED
P.O. Box 957, Offshore Incorporations Centre
Road Town, Tortola, British Virgin Islands

To the Borrower:	SPLENDID DAYS LIMITED
Suite 62, 6/F, New Henry House
10 Ice House Street, Central
Hong Kong

12.2                                Any notice, demand other communication so addressed to the relevant party shall be deemed to be validly given, (a) if delivered personally, at the time of such delivery, and (b) if given or made by letter, two days after such posting or, in the case of overseas mail, 7 days after such posting, and in proving the giving of such notice, demand or other communication it shall be sufficient to prove that the notice, demand or other communication was properly addressed, stamped and posted.

13.                                       SET-OFF

The Borrower may at any time (without prejudice to its general right of set-off or any other right it may be entitled), without notice to the Lender or any other person, set-off and apply any sums due, owing or payable by the Lender (or its successor or assign) to the Borrower, against the liabilities of the Borrower under this Agreement.

14.                                       ENTIRE AGREEMENT

This Agreement constitutes the entire obligation of the Lender and supersedes any previous expression of intent or understandings in respect of all transactions provided for or contemplated in this Agreement.

15.                                       LEGAL COSTS

Each party shall bear its own legal costs incidental and ancillary to the preparation and execution of this Agreement.

16.                                       LAW AND JURISDICTION

This Agreement shall be governed by and construed in all respects in accordance with the laws of Hong Kong. The Borrower and the Lender hereby irrevocably submit to the exclusive jurisdiction of the Hong Kong courts.

Execution Version

AS WITNESS WHEREOF the parties hereto have caused this Agreement to be executed in Hong Kong by their respective duly authorized representatives with the Borrower executing and delivering this Agreement as a deed on the date first above written.

THE LENDER

SIGNED BY	)
	)	/s/ Well Ease Limited
for and on behalf of WELL EASE	)
LIMITED	)

THE BORROWER

SIGNED BY	)
)
for and on behalf of SPLENDID	)	/s/ Splendid Days Limited
DAYS LIMITED	)

Execution Version

THE SCHEDULE

DRAWDOWN NOTICE

To:                                     WELL EASELIMITED

P.O. Box 957, Offshore Incorporations Centre

Road Town, Tortola, British Virgin Islands

Date:

Dear Sirs

Re: Loan Agreement dated [                 ].

We refer to a loan agreement dated [    ] (“Loan Agreement”) and made between, (1) Well Ease Limited, as the Lender; and (2) Splendid Days Limited, as the Borrower. Terms and expressions used herein shall, unless otherwise defined herein, have the meanings as ascribed to them in the Loan Agreement.

We hereby:

(a)                                 request that a principal amount of the Loan in the sum of [            ] be advanced to us on [                         ]; and

(b)                                 certify that each of the representations and warranties contained in Clause 8 of the Loan Agreement, repeated with reference to the facts and circumstances now subsisting at the date of this notice, remains true, accurate and not misleading in all respects.

For and on behalf

Splendid Days Limited

Name:
Title: